EXHIBIT 16.1

[letterhead of Ernst & Young, LLP]

May 7, 2004

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Sir/Madam:

We have read Item 4 included in the Form 8-K dated May 7, 2004 of Landry’s Restaurants, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in paragraphs 1, 2 and 3. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ ERNST & YOUNG LLP